Exhibit 10.1

May 28, 2014

Mr. Dennis Thatcher
Mission Broadcasting, Inc.
30400 Detroit Road
Suite 304
Westlake, OH  44145

Re:  Shared Services Agreement and Agreement for the Sale of Commercial Time for KSAN-TV, San Angelo, Texas

Dear Dennis:

Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) are parties to (1) a Shared Services Agreement (the “SSA”) for broadcast station KSAN-TV, San Angelo, Texas (“KSAN”), dated as of June 1, 2004 (as amended), the initial term of which expires as of May 31, 2014, and (2) an Agreement for the Sale of Commercial Time with respect to KSAN (the “JSA” and, collectively with the SSA, the “Agreements”), also dated as of June 1, 2004, the initial term of which also expires as of May 31, 2014.  Pursuant to Section 7 of the SSA and Section 1(b) of the JSA, the term of each Agreement shall be extended for an additional ten (10) year term, unless either party provides at least six months notice of its intent to terminate such Agreement.

This letter is to confirm that neither Nexstar nor Mission has provided the requisite notice of termination for either Agreement; and it is the parties’ intent that the SSA and JSA continue in effect pursuant to the terms thereof (as amended from time to time).  Accordingly, Nexstar and Mission hereby agree to extend the terms of the SSA and JSA for a period of ten years.  Please confirm Mission’s agreement by signing the enclosed duplicate copy of this letter and returning it to my attention.

Thank you.

Sincerely,

/s/ Elizabeth Ryder
Elizabeth Ryder
Senior Vice President & General Counsel

Acknowledged and Agreed:
Mission Broadcasting, Inc.

By:	/s/ Dennis P. Thatcher
Title:	President